Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and Registration Statements (Nos. 333-177566 and 333-181128) on Forms S-3 of Western Alliance Bancorporation of our report dated February 21, 2014 relating to our audits of the consolidated financial statements and internal control over final reporting which appear in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2013.

/s/ McGladrey LLP

Phoenix, Arizona
February 21, 2014